Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Taubman Centers
	Barbara Baker	Rubinstein Associates
	Vice President, Investor Relations	Gary Lewi
	(248) 258-7367	(212) 843-8010

Karen Mac Donald
Director, Communications
(248) 258-7469

FOR IMMEDIATE RELEASE

TAUBMAN HAILS COURTROOM DECISION ADVANCING ITS RIGHT TO BUILD THE MALL AT OYSTER BAY

Barneys New York, Neiman Marcus and Nordstrom Will Anchor Long-Awaited Center

SYOSSET, NEW YORK, June 11, 2007 -  Taubman Centers (NYSE: TCO) hailed a decision by the Supreme Court of the State of New York (Suffolk County)  which paves the way for the construction of  a long-awaited luxury mall anchored by Neiman Marcus, Nordstrom and Barneys New York on what had been the Cerro Wire manufacturing complex.
Steve Kieras, Taubman’s senior vice president of development stated, “We are pleased that the court affirmed what we have been saying all along, that the town has no basis to deny the application for a special use permit. This moves us to the precipice of finally building one of the finest shopping centers in the country.”
Mr. Kieras said that this matter has gone on long enough and in order to avert future appeals and prolongment of the legal process at taxpayer expense, Taubman would be willing to resume discussions with the town regarding the possibility of settlement of this issue.
The Taubman proposal will create an economic transformation of the former wire manufacturing complex.  Construction of the mall is expected to generate 3,000 to 3,500 jobs in the building trades while pumping nearly a half billion dollars into the county's economy. After construction, the mall is expected to generate annual salaries of nearly $51 million and nearly $8.6 million in annual real estate tax revenues for the town and county, which includes nearly $4.7 million for the Syosset School District. This equates to almost $700 per student, without adding a single student or any additional costs to the district.  In addition, sales taxes are expected to be approximately $30 million annually.  The county's economy is expected to realize a boost of $308 million as a result of the economic activity and nearly 2,000 permanent jobs generated by commerce at the site.
“This court decision has reaffirmed our commitment to building a mall on this property and within this market,” said Lisa A. Payne, vice chairman and chief financial officer of Taubman Centers.  “Sixty-five percent of the tenant space in the mall is committed, over 50 percent has fully-executed leases, and the mall will be anchored by three of the world’s greatest retailers:  Neiman Marcus, Nordstrom and Barneys New York.  Depending on the timing of the construction and opening of the mall, we anticipate spending as much as $500 million on this project.  Assuming $500 million of cost we expect a minimum return of seven percent, resulting in an asset that will create significant value for our shareholders.”
Taubman Centers Inc., a real estate investment trust, currently owns and/or manages 23 urban and suburban regional and super regional shopping centers in 11 states with an industry-leading sales productivity averaging over $500 per square foot.   Taubman Centers is headquartered in Bloomfield Hills, Michigan.  The company’s website is www.taubman.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements reflect management’s current views with respect to future events and financial performance.  Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry.  Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.
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